Exhibit 99.1

Frontdoor Announces Full-Year 2021 Revenue Increased 9 Percent to $1.602 Billion

Gross Profit Increased 10 Percent to $785 Million

Net Income Increased 14 Percent to $128 Million

Adjusted EBITDA Increased 11 Percent to $300 Million

Repaid Approximately $350 Million of Debt

Repurchased $103 Million of Stock Under Share Repurchase Program

MEMPHIS, TENN. — February 24, 2022 — Frontdoor, Inc. (NASDAQ: FTDR), the nation’s leading provider of home service plans, today announced fourth-quarter and full-year 2021 results.

Financial Results
	Three Months Ended December 31,			Year Ended December 31,
$ millions (except as noted)	2021	2020	Change	2021	2020	Change
Revenue	$340	$323	5%	$1,602	$1,474	9%
Gross Profit	141	137	2%	784	716	10%
Net Income	7	2	283%	128	112	14%
Diluted Earnings per Share	0.08	0.02	288%	1.50	1.31	14%
Adjusted Net Income(1)	9	7	21%	161	132	22%
Adjusted Diluted Earnings per Share(1)	0.10	0.08	23%	1.89	1.55	22%
Adjusted EBITDA(1)	28	32	(13)%	300	270	11%
Home Service Plans (number in millions)				2.21	2.25	(2)%

Fourth-Quarter 2021 Summary

•	Revenue increased 5 percent to $340 million

•	Gross profit margin of 41 percent reflects a sharp increase in inflationary cost pressures that occurred in the second half of the year

•	Net income of $7 million; Adjusted EBITDA(1) of $28 million

Full-Year 2021 Summary

•

Revenue increased 9 percent to $1.60 billion as higher renewal and direct-to-consumer revenue more than offset a decline in real estate revenue due to the historically challenging seller’s market, driven, in part, by record low home inventory levels

•

Gross profit margin of 49 percent was 40 basis points higher than prior year as favorable price and product mix, along with a decline in the number of service requests, was mostly offset by higher costs

•	Net income increased 14 percent to $128 million; Adjusted EBITDA(1) increased 11 percent to $300 million

Full-Year 2022 Outlook

•	Revenue range of $1.70 billion to $1.73 billion

•	Gross profit margin range of 46.5 percent to 47.5 percent

•	Adjusted EBITDA(2) range of $265 million to $295 million

“Our team delivered another strong year as we continue to build a solid foundation for success, and we continue to remain extremely optimistic about Frontdoor’s long-term vision,” said Chief Executive Officer Rex Tibbens. “We have a robust long-term outlook as we deepen our reach into the larger $500 billion home services industry and provide a digital-first service experience. In the near-term, we are focused on driving demand growth, raising customer retention and tackling pandemic-driven inflationary pressures by increasing prices dynamically and leveraging our scale to mitigate short-term challenges impacting our business.”

“Frontdoor’s financial performance significantly improved in 2021 as we grew revenue 9 percent, increased Adjusted EBITDA 11 percent, repaid $350 million of debt and repurchased over $100 million of stock,” said Chief Financial Officer Brian Turcotte. “Last year’s results reflect pandemic-related changes to consumer behavior that drove a lower number of service requests and constrained revenue growth. For 2022, our revenue outlook is driven primarily by higher price and a shift in product mix. Additionally, our 2022 Adjusted EBITDA outlook reflects the continuation of inflationary cost pressures that accelerated in the second half of 2021. We have implemented an aggressive set of actions to address rising cost inflation and expect to see increasing benefit from these actions in the back half of the year.”

Fourth-Quarter 2021 Results

Revenue by Customer Channel
	Three Months Ended December 31,
$ millions	2021	2020	Change
Renewals	$236	$220	7%
Real estate (First-Year)	46	57	(20)%
Direct-to-consumer (First-Year)	43	41	5%
Other	15	6	*

Total	$340	$323	5%

*	not meaningful

Fourth-quarter 2021 revenue increased five percent over the prior year period to $340 million. Renewal revenue increased seven percent, primarily due to improved price realization. First-year real estate revenue decreased 20 percent, reflecting a decline in the number of home service plans, offset, in part, by improved price realization. The number of home service plans in the real estate channel declined due to the historically challenging seller’s market, driven, in part, by record low home inventory levels. First-year direct-to-consumer revenue increased five percent due to improved price realization and a mix shift to higher priced products. The increase in other revenue was primarily driven by growth in ProConnect and Streem.

Fourth-quarter 2021 net income was $7 million, or diluted earnings per share of $0.08.

Period-over-Period Adjusted EBITDA(1) Bridge
$ millions
Three Months Ended December 31, 2020	$32
Impact of change in revenue(3)	10
Contract claims costs(4)	(7)
Sales and marketing costs	(4)
Customer service costs	3
General and administrative costs	(6)
Other	(1)

Three Months Ended December 31, 2021	$28

Fourth-quarter 2021 Adjusted EBITDA(1) of $28 million was $4 million lower than the prior year period as a result of the following factors:

•	$10 million benefit from higher revenue conversion(3);

•

$7 million of higher contract claims costs(4), excluding the impact of claims costs related to the change in revenue. The increase over the prior year period was driven by an acceleration of inflationary cost pressures across all trades and $12 million of incremental costs resulting from development of prior period claims, primarily from the third quarter of 2021. This cost increase was partly offset by a lower number of service requests and process improvement benefits;

•	$4 million of increased sales and marketing costs, primarily investments to drive growth in the direct-to-consumer channel, ProConnect and Streem;

•	$3 million of lower customer service costs, primarily related to a lower number of service requests, and

•	$6 million of higher general and administrative costs due to increased personnel costs and investments in technology.

Full-Year 2021 Results

Revenue by Customer Channel
	Year Ended December 31,
$ millions	2021	2020	Change
Renewals	$1,103	$1,013	9%
Real estate (First-Year)	252	263	(4)%
Direct-to-consumer (First-Year)	201	183	10%
Other	46	16	*

Total	$1,602	$1,474	9%

*	not meaningful

Full-year 2021 revenue increased nine percent over the prior year to $1.602 billion. Renewal revenue increased nine percent due to improved price realization and growth in the number of renewed home service plans. First-year real estate revenue decreased four percent, primarily reflecting a decline in the number of home service plans, offset, in part, by improved price realization. The number of home service plans in the real estate channel declined due to the historically challenging seller’s market, driven, in part, by record low home inventory levels. First-year direct-to-consumer revenue increased 10 percent due to improved price realization, a mix shift to higher priced products, and growth in the number of home service plans. The increase in other revenue was primarily driven by growth in ProConnect and Streem.

Full-year 2021 net income was $128 million, or diluted earnings per share of $1.50.

Period-over-Period Adjusted EBITDA(1) Bridge
$ millions
Year Ended December 31, 2020	$270
Impact of change in revenue(3)	93
Contract claims costs(4)	(23)
Sales and marketing costs	(20)
Customer service costs	(1)
General and administrative costs	(15)
Other	(4)

Year Ended December 31, 2021	$300

Full-year 2021 Adjusted EBITDA(1) of $300 million was $29 million higher than the prior year as a result of the following factors:

•	$93 million benefit from higher revenue conversion(3);

•

$23 million of higher contract claims costs(4), excluding the impact of claims costs related to the change in revenue. The business was impacted by increased cost pressure across all trades due to industry-wide parts and equipment availability challenges and inflation, offset, in part, by a lower number of service requests and process improvement benefits. Industry-wide appliance parts availability challenges also continued to drive elevated replacement levels, contributing to the increased cost pressure;

•	$20 million of increased sales and marketing costs, primarily investments to drive growth in the direct-to-consumer channel, ProConnect and Streem, and

•	$15 million of higher general and administrative costs due to increased personnel costs and investments in technology.

Cash Flow

	Year Ended December 31,
$ millions	2021	2020
Net cash provided from (used for):
Operating Activities	$185	$207
Investing Activities	(31)	(31)
Financing Activities	(489)	(7)

Cash increase during the period	$(335)	$170

Net cash provided from operating activities was $185 million for the year ended December 31, 2021 and was comprised of $223 million in earnings adjusted for non-cash charges, offset, in part, by $38 million of cash used for working capital. Cash used for working capital was primarily driven by a decline in deferred revenue relating to a lower number of first-year real estate customers.

Net cash used for investing activities was $31 million for the year ended December 31, 2021 and was comprised of capital expenditures primarily related to investments in technology.

Net cash used for financing activities was $489 million for the year ended December 31, 2021 and reflects the debt reduction and refinancing activities in the first half of the year, and $103 million of share repurchases during the second half of the year.

Free Cash Flow was $154 million for the year ended December 31, 2021.

Cash at December 31, 2021 was $262 million. Restricted net assets were $175 million and Unrestricted Cash and marketable securities were $88 million.

Available liquidity was $336 million at December 31, 2021, consisting of Unrestricted Cash and $248 million of available borrowing capacity under the revolving credit facility.

First-Quarter 2022 Outlook

•

Revenue of $345 million to $355 million, reflecting an increase in direct-to-consumer and renewal revenue versus the prior year period that is partly offset by a decline in the real estate channel revenue.

•	Adjusted EBITDA(2) of $25 million to $35 million, or slightly below the prior year period as higher inflationary cost trends are anticipated to continue through at least the first half of 2022.

Full-Year 2022 Outlook

•	Revenue of $1.70 billion to $1.73 billion, or approximately 6 percent to 8 percent higher than the prior year. Some of the key revenue assumptions include:

•

Double-digit revenue growth in the direct-to-consumer channel and upper single-digit revenue growth in the renewal channel, offset by a low double-digit revenue decline in the real estate channel. Revenue growth is mostly driven by higher price and product mix. Customer growth is expected to be in the low single digits. The consolidated revenue growth for the home service plan business is anticipated to be in the mid-single digits, and

•	ProConnect revenue outlook of approximately $40 million, primarily due to expectations of a higher number of jobs completed by deepening offerings across a similar geographic footprint.

•

Gross profit margin of 46.5 percent to 47.5 percent, driven primarily by expectations for continuation of cost pressures throughout the year, partly offset by higher pricing and process improvement efforts that are anticipated to have a greater impact in the second half of the year.

•	SG&A of $550 million to $575 million, primarily related to higher sales and marketing costs to grow the business.

•	Adjusted EBITDA(2) of $265 million to $295 million.

•	Capital expenditures of $45 million to $55 million, primarily consisting of technology investments.

•	Annual effective tax rate of approximately 25 percent.

Fourth-Quarter and Full-Year 2021 Earnings Conference Call

Frontdoor has scheduled a conference call today, February 24, 2022, at 3:30 p.m. Central time (4:30 p.m. Eastern time). During the call, Rex Tibbens, Chief Executive Officer, and Brian Turcotte, Chief Financial Officer, will discuss the company’s operational performance and financial results for fourth-quarter and full-year 2021 and respond to questions from the investment community. To participate on the conference call, interested parties should call 1-844-200-6205 (or international participants, 1-929-526-1599) and enter conference ID 832268. Additionally, the conference call will be available via webcast which will include a slide presentation highlighting the company’s results. To participate via webcast and view the slide presentation, visit Frontdoor’s investor relations home page. The call will be available for replay for approximately 60 days. To access the replay of this call, please call 1-866-813-9403 and enter conference ID 803491 (international participants: +44-204-525-0658, conference ID 803491).

About Frontdoor

Frontdoor is a company that’s obsessed with taking the hassle out of owning a home. With services powered by people and enabled by technology, it is the parent company of four home service plan brands: American Home Shield, HSA, Landmark and OneGuard, as well as ProConnect, an on-demand membership service for home repairs and maintenance, and Streem, a technology company that enables businesses to serve customers through an enhanced augmented reality, computer vision and machine learning platform. Frontdoor serves 2.2 million customers across the U.S. through a network of approximately 17,000 pre-qualified contractor firms that employ an estimated 60,000 technicians. The company’s customizable home service plans help customers protect and maintain their homes from costly and unexpected breakdowns of essential home systems and appliances. With 50 years of home services experience, the company responds to over four million service requests annually. For details, visit frontdoorhome.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, in particular, projected future performance and any statements about Frontdoor’s plans, strategies and prospects. Forward-looking statements can be identified by the use of forward-looking terms such as “believe,” “expect,” “estimate,” “could,” “should,” “intend,” “may,” “plan,” “seek,” “anticipate,” “project,” “will,” “shall,” “would,” “aim,” or other comparable terms. These forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. Such risks and uncertainties include, but are not limited to: the impact of the global COVID-19 pandemic; changes in the source and intensity of competition in our market; weakening general economic conditions; the success of our business strategies; our ability to attract, retain and maintain positive relations with third-party contractors and vendors; weather conditions and seasonality; our dependence on labor availability, third-party vendors, including business process outsourcers, and third-party component suppliers; special risks applicable to operations outside the United States by us or our business process outsource providers; lawsuits, enforcement actions and other claims by third parties or governmental authorities; increases in tariffs or changes to import/export regulations; cybersecurity breaches, disruptions or failures in our technology systems and our failure to protect the security of personal information about our customers; increases in parts, appliance and home system prices, and other operating costs; our ability to protect our intellectual property and other material proprietary rights; and the effects of our substantial indebtedness. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of new markets or market segments in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this news release. For a discussion of other important factors that could cause Frontdoor’s results to differ materially from those expressed in, or implied by, the forward-looking statements included in this document, you should refer to the risks and uncertainties detailed from time to time in Frontdoor’s periodic reports filed with the SEC, including the disclosure contained in Item 1A. Risk Factors in our 2020 Annual Report on Form 10-K filed with the SEC as such factors may be further updated from time to time in Frontdoor’s periodic filings with the SEC. Except as required by law, Frontdoor does not undertake any obligation to update or revise these forward-looking statements to reflect new information or events or circumstances that occur after the date of this news release or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review Frontdoor’s filings with the Securities and Exchange Commission, which are available from the SEC’s EDGAR database at sec.gov, and via Frontdoor’s website at frontdoorhome.com.

Non-GAAP Financial Measures

To supplement Frontdoor’s results presented in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), Frontdoor has disclosed the non-GAAP financial measures of Adjusted EBITDA, Free Cash Flow, Adjusted Net Income, Adjusted Diluted Earnings per Share, and Unrestricted Cash.

We define “Adjusted EBITDA” as net income before: provision for income taxes; interest expense; depreciation and amortization expense; non-cash stock-based compensation expense; restructuring charges; loss on extinguishment of debt; and other non-operating expenses. We believe Adjusted EBITDA is useful for investors, analysts and other interested parties as it facilitates company-to-company operating performance comparisons by excluding potential differences caused by variations in capital structures, taxation, the age and book depreciation of facilities and equipment, restructuring initiatives and equity-based, long-term incentive plans.

We define “Free Cash Flow” as net cash provided from operating activities less property additions. Free Cash Flow is not a measurement of our financial performance or liquidity under U.S. GAAP and does not purport to be an alternative to net cash provided from operating activities or any other performance or liquidity measures derived in accordance with U.S. GAAP. Free Cash Flow is useful as a supplemental measure of our liquidity. Management uses Free Cash Flow to facilitate company-to-company cash flow comparisons, which may vary from company-to-company for reasons unrelated to operating performance.

We define “Adjusted Net Income” as net income before: amortization expense; restructuring charges; loss on extinguishment of debt; other non-operating expenses; and the tax impact of the aforementioned adjustments. We believe Adjusted Net Income is useful for investors, analysts and other interested parties as it facilitates company-to-company operating performance comparisons by excluding potential differences caused by items listed in this definition.

We define “Adjusted Diluted Earnings per Share” as Adjusted Net Income divided by the weighted-average diluted common shares outstanding.

We define “Unrestricted Cash” as cash not subject to third-party restrictions. For additional information related to our third-party restrictions, see “Liquidity and Capital Resources — Liquidity” under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2020 Annual Report on Form 10-K filed with the SEC.

See the schedules attached hereto for additional information and reconciliations of such non-GAAP financial measures. Management believes these non-GAAP financial measures provide useful supplemental information for its and investors’ evaluation of Frontdoor’s business performance and are useful for period-over-period comparisons of the performance of Frontdoor’s business. While we believe that these non-GAAP financial measures are useful in evaluating our business, this information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, these non-GAAP financial measures may not be the same as similarly entitled measures reported by other companies.

© 2021 Frontdoor, Inc. All rights reserved. The following terms, which may be used in this press release, are trademarks of Frontdoor, Inc. and its subsidiaries: frontdoor™, American Home Shield®, HSA™, OneGuard®, Landmark Home Warranty®, ProConnect™, Streem® and the Frontdoor logo.

For further information, contact:
Investor Relations:	Media:
Matt Davis	Alison Bishop
901.701.5199	901.701.5198
ir@frontdoorhome.com	mediacenter@frontdoorhome.com

(1)

See “Reconciliations of Non-GAAP Financial Measures” accompanying this release for a reconciliation of Adjusted EBITDA, Free Cash Flow, Adjusted Net Income and Adjusted Diluted Earnings per Share, each a non-GAAP measure, to the nearest GAAP measure. See “Non-GAAP Financial Measures” included in this release for descriptions of calculations of these measures. Amounts presented in the reconciliations and other tables presented herein may not sum due to rounding.

(2)

A reconciliation of the forward-looking first-quarter and full-year 2022 Adjusted EBITDA outlook to net income cannot be provided without unreasonable effort because of the inherent difficulty of accurately forecasting the occurrence and financial impact of the various adjusting items necessary for such reconciliation that have not yet occurred, are out of our control, or cannot be reasonably predicted. For the same reasons, the company is unable to assess the probable significance of the unavailable information, which could have a material impact on its future GAAP financial results.

(3)

Revenue conversion includes the impact of the change in the number of home service plans as well as the impact of year-over-year price changes. The impact of the change in the number of home service plans considers the associated revenue on those plans less an estimate of contract claims costs based on margin experience in the prior year period.

(4)

Contracts claims costs includes the impact of changes in service request incidence, inflation and other drivers associated with the number of home service plans in the prior year period. The impact on contract claims costs resulting from year-over-year changes in the number of home service plans is included in revenue conversion above.

Frontdoor, Inc.

Consolidated Statements of Operations and Comprehensive Income (Unaudited)

(In millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Revenue	$340	$323	$1,602	$1,474
Cost of services rendered	199	186	818	758

Gross Profit	141	137	784	716
Selling and administrative expenses	119	109	511	467
Depreciation and amortization expense	8	9	35	34
Restructuring charges	1	4	3	8
Interest expense	7	14	39	57
Interest and net investment (income) loss	—	—	(1)	1
Loss on extinguishment of debt	—	—	31	—

Income before Income Taxes	7	1	168	149
Provision for income taxes	—	(1)	39	37

Net Income	$7	$2	$128	$112

Other Comprehensive Income (Loss), Net of Income Taxes:
Net unrealized gain (loss) on derivative instruments	5	3	15	(12)

Total Comprehensive Income	$12	$5	$143	$100

Earnings per Share:
Basic	$0.08	$0.02	$1.51	$1.32

Diluted	$0.08	$0.02	$1.50	$1.31

Weighted-average Common Shares Outstanding:
Basic	83.9	85.3	85.1	85.2
Diluted	84.6	85.7	85.5	85.5

Frontdoor, Inc.

Consolidated Statements of Financial Position (Unaudited)

(In millions, except share data)

	As of December 31,
	2021	2020
Assets:
Current Assets:
Cash and cash equivalents	$262	$597
Receivables, less allowance of $4 and $2, respectively	7	5
Prepaid expenses and other assets	25	24

Total Current Assets	295	626

Other Assets:
Property and equipment, net	66	60
Goodwill	512	512
Intangible assets, net	159	170
Operating lease right-of-use assets	17	15
Deferred customer acquisition costs	16	19
Other assets	5	3

Total Assets	$1,069	$1,405

Liabilities and Shareholders’ Equity:
Current Liabilities:
Accounts payable	$66	$55
Accrued liabilities:
Payroll and related expenses	24	23
Home service plan claims	88	90
Interest payable	—	9
Other	28	32
Deferred revenue	155	187
Current portion of long-term debt	17	7

Total Current Liabilities	378	403

Long-Term Debt	608	968
Other Long-Term Liabilities:
Deferred taxes	41	38
Operating lease liabilities	19	18
Other long-term obligations	21	40

Total Other Long-Term Liabilities	81	96

Commitments and Contingencies
Shareholders’ Equity:
Common stock, $0.01 par value; 2,000,000,000 shares authorized; 85,798,765 shares issued and 83,232,481 shares outstanding at December 31, 2021 and 85,477,779 shares issued and outstanding at December 31, 2020	1	1
Additional paid-in capital	70	46
Retained earnings (accumulated deficit)	53	(75)
Accumulated other comprehensive loss	(18)	(33)
Less common stock held in treasury, at cost; 2,566,284 shares at December 31, 2021	(103)	—

Total Equity (Deficit)	2	(61)

Total Liabilities and Shareholders’ Equity	$1,069	$1,405

Frontdoor, Inc.

Consolidated Statements of Cash Flows (Unaudited)

(In millions)

	Year Ended December 31,
	2021	2020
Cash and Cash Equivalents at Beginning of Period	$597	$428
Cash Flows from Operating Activities:
Net Income	128	112
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation and amortization expense	35	34
Deferred income tax benefit	(2)	—
Stock-based compensation expense	25	17
Restructuring charges	3	8
Payments for restructuring charges	(2)	(6)
Loss on extinguishment of debt	31	—
Other	5	4
Change in working capital, net of acquisitions:
Receivables	(2)	6
Prepaid expenses and other current assets	—	(2)
Accounts payable	10	7
Deferred revenue	(32)	—
Accrued liabilities	(6)	27
Accrued interest payable	(9)	—
Current income taxes	1	—

Net Cash Provided from Operating Activities	185	207

Cash Flows from Investing Activities
Purchases of property and equipment	(31)	(32)
Business acquisitions, net of cash received	—	(5)
Purchases of available-for-sale securities	—	(2)
Sales and maturities of available-for-sale securities	—	9

Net Cash Used for Investing Activities	(31)	(31)

Cash Flows from Financing Activities
Borrowings of debt, net of discount	638	—
Payments of debt and finance lease obligations	(994)	(7)
Debt issuance cost paid	(8)	—
Call premium paid on retired debt	(21)	—
Repurchase of common stock	(103)	—
Other financing activities	(1)	—

Net Cash Used for Financing Activities	(489)	(7)

Cash (Decrease) Increase During the Period	(335)	170

Cash and Cash Equivalents at End of Period	$262	$597

Reconciliations of Non-GAAP Financial Measures

The following table presents reconciliations of net income to Adjusted Net Income.

	Three Months Ended December 31,		Year Ended December 31,
($ millions, except per share amounts)	2021	2020	2021	2020
Net Income	$7	$2	$128	$112
Amortization expense	2	3	11	12
Restructuring charges	1	4	3	8
Loss on extinguishment of debt	—	—	31	—
Tax impact of adjustments	(1)	(2)	(11)	(6)
Other non-operating expenses(1)	—	—	—	5

Adjusted Net Income	$9	$7	$161	$132

Adjusted Earnings per Share:
Basic	$0.10	$0.08	$1.90	$1.55
Diluted	$0.10	$0.08	$1.89	$1.55
Weighted-average common shares outstanding:
Basic	83.9	85.3	85.1	85.2
Diluted	84.6	85.7	85.5	85.5

(1)

Represents other non-operating expenses, including for the year ended December 31, 2020, (a) a loss on investment of $3 million, (b) incremental direct costs related to the COVID-19 pandemic of $1 million, which were temporary in nature and primarily related to incremental health and childcare benefits for our employees and hoteling costs related to our offshore business process outsourcers and (c) acquisition-related transaction costs of $1 million. We have excluded these non-operating expenses from Adjusted EBITDA because we believe they do not reflect our ongoing operations and because we believe doing so is useful to investors in aiding period-to-period comparability.

The following table presents reconciliations of net cash provided from operating activities to Free Cash Flow.

	Three Months Ended December 31,		Year Ended December 31,
($ millions)	2021	2020	2021	2020
Net Cash Provided from Operating Activities	$43	$54	$185	$207
Property Additions	(7)	(6)	(31)	(32)

Free Cash Flow	$35	$48	$154	$175

The following table presents reconciliations of net income to Adjusted EBITDA.

	Three Months Ended December 31,		Year Ended December 31,
($ millions)	2021	2020	2021	2020
Net Income	$7	$2	$128	$112
Depreciation and amortization expense	8	9	35	34
Restructuring charges	1	4	3	8
Provision for income taxes	—	(1)	39	37
Non-cash stock-based compensation expense	6	4	25	17
Interest expense	7	14	39	57
Loss on extinguishment of debt	—	—	31	—
Other non-operating expenses(1)	—	—	—	5

Adjusted EBITDA	$28	$32	$300	$270

(1)

Represents other non-operating expenses, including for the year ended December 31, 2020, (a) a loss on investment of $3 million, (b) incremental direct costs related to the COVID-19 pandemic of $1 million, which were temporary in nature and primarily related to incremental health and childcare benefits for our employees and hoteling costs related to our offshore business process outsourcers and (c) acquisition-related transaction costs of $1 million. We have excluded these non-operating expenses from Adjusted EBITDA because we believe they do not reflect our ongoing operations and because we believe doing so is useful to investors in aiding period-to-period comparability.

Key Business Metrics

	As of December 31,
	2021	2020
Number of home service plans (in millions)	2.21	2.25
Growth in number of home service plans	(2)%	4%
Customer retention rate(1)	74.2%	75.5%

(1)	Customer retention rate is presented on a rolling 12-month basis in order to avoid seasonal anomalies.